K&L Gates LLP
925 Fourth Avenue
Suite 2900,
Seattle, WA 98104-1158
T +1 206 623 7580 F +1 206 623 7022 klgates.com

May 11, 2016

Intellicheck Mobilisa, Inc.

100 Jericho Quadrangle, Suite 202

Jericho, NY 11753

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 1,000,000 shares (the “Additional Shares”) of Common Stock, par value $0.001 per share, of Intellicheck Mobilisa, Inc., a Delaware corporation (the “Company”). The Additional Shares are issuable under the Intellicheck Mobilisa, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Additional Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that the Additional Shares, when issued and paid for pursuant to and in accordance with the 2015 Plan included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP